HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. February 2, 2010. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2009.

The Company had a net loss for the three months ended December 31, 2009 of $670,000, or $(0.10) per basic and fully diluted share, as compared to a net profit of $190,000, or $0.03 per basic and fully diluted share, for the same period in 2008. The decrease in net income was primarily due to an increase in the provision for loan losses of $1.5 million for the three months ended December 31, 2009 compared to the three months ended December 31, 2008.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense of $302,000 for the three months ended December 31, 2009 compared to the three months ended December 31, 2008. The increase in non-interest expense was mainly due to an increase in other general and administrative expenses of $104,000, an increase in advertising expenses of $70,000, an increase in salaries and employee benefits of $60,000, and an increase in occupancy and equipment of $45,000 for the three months ended December 31, 2009 compared to the three months ended December 31, 2008. For the three month period ended December 31, 2009, net interest income increased by $417,000 compared to the three month period ended December 31, 2008. Non-interest income, including net gains on sales of securities and loans, increased by $106,000 compared to the three month period ended December 31, 2008.

The Company had a net loss for the six months ended December 31, 2009 of $832,000, or $(0.13) per basic and fully diluted share, as compared to a net profit of $237,000, or $0.03 per basic and fully diluted share, for the same period in 2008. The decrease in net income was primarily due to an increase in the provision for loan losses of $1.8 million for the six months ended December 31, 2009 compared to the six months ended December 31, 2008.  The increase in the provision for loan losses is due to increases in loan delinquencies, increases in non-accrual loans, increases in impaired loans, growth in the loan portfolio, and general economic conditions. There was also an increase in non-interest expense of $899,000 for the six months ended December 31, 2009 compared to the six months ended December 31, 2008. The increase in non-interest expense was mainly due to an increase in other general and administrative expenses of $230,000, a write-down of other real estate owned of $253,000, and an increase in salaries and employee benefits of $122,000 for the six months ended December 31, 2009 compared to the six months ended December 31, 2008. For the six month period ended December 31, 2009, net interest income increased by $928,000 compared to the six month period ended December 31, 2008. Non-interest income, including net gains on sales of securities and loans, increased by $229,000 compared to the six month period ended December 31, 2008.

    The Company’s total assets increased $7.2 million, or 1.3%, from $567.7 million at June 30, 2009 to $574.9 million at December 31, 2009. Net loans, including loans held for sale, increased $21.7 million, or 5.6%, to $409.3 million at December 31, 2009, and securities decreased 6.7% or $7.7 million from $116.1 million to $108.4 million as of December 31, 2009. Cash and cash equivalents decreased $8.2 million, or 22.7%, to $28.0 million at December 31, 2009. The Company also repurchased 198,300 shares of Company stock for $2.1 million in the first two quarters of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009.

Non-performing assets totaled $10.4 million or 1.81% of total assets, at December 31, 2009 compared to $5.3 million, or 0.93% of total assets, at June 30, 2009. Total non-performing assets included $9.5 million of non-performing loans and $933,000 of other real estate owned. From June 30, 2009 to December 31, 2009, commercial non-performing loans have increased $4.2 million, residential mortgage non-performing loans have increased $694,000, commercial mortgage non-performing loans have increased $415,000, consumer non-performing loans have increased $172,000 and construction non-performing loans have increased $33,000. Impaired loans totaled $15.8 million as of December 31, 2009. The Company has established a $1.9 million specific reserve, which management feels is sufficient to cover estimated losses for these impaired loans.

Deposits increased $22.9 million, or 6.0%, to $404.4 million at December 31, 2009 from $381.5 million at June 30, 2009. Certificates of deposit increased $7.5 million, demand deposits increased $6.5 million, money market accounts increased $5.4 million, savings accounts increased $2.1 million, and NOW accounts increased $1.5 million.

         Short-term borrowings, including repurchase agreements, decreased $2.3 million, or 18.4%, to $10.1 million at December 31, 2009 from $12.4 million at June 30, 2009. Long-term debt decreased $9.9 million, or 13.9%, to $61.0 million at December 31, 2009 from $70.9 million at June 30, 2009.

Stockholders’ equity decreased $2.0 million, or 2.0%, to $94.7 million at December 31, 2009 from $96.7 million at June 30, 2009. The Company repurchased 198,300 shares of Company stock, at an average price of $10.79 per share, in the first and second quarters of fiscal 2010 pursuant to the Company’s second Stock Repurchase Program announced in January 2009. Our ratio of capital to total assets decreased slightly to 16.5% as of December 31, 2009 from 17.0% at June 30, 2009.

According to Thomas R. Burton, President and CEO, “We are disappointed to be reporting a loss for the first six months of our fiscal year due in large part to a significant provision for loan losses primarily due to our concern primarily over one large lending relationship.  The Bank’s loan loss reserve ratio to total loans outstanding has increased over the prior year while our charge offs to date have remained relatively low.  We continue to remain wary of the economic situation in New England and its impact particularly on our commercial customers.  Nevertheless, with our strong capital position, we are well postured to weather this difficult economic storm and to capitalize on opportunities as they arise.

Our net interest margin continues to improve, the result of careful asset and liability management and a steep yield curve.  As deposit rates remain relatively low and deposit growth continues to be strong, we are utilizing the funds to make modest increases to our loan portfolio and pay down higher cost Federal Home Loan Bank borrowings as they mature.  Deposit growth was primarily concentrated in core deposits, one of our major growth and financial restructuring strategies.”

    The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on February 26, 2010, to shareholders of record at the close of business on February 12, 2010.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At December 31,	At June 30,
	2009	2009
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 574,902	$ 567,656
Loans, net (a)	409,301	387,553
Securities	108,353	116,100
Deposits	404,417	381,477
Short-term borrowings, including repurchase agreements	10,099	12,372
Long-term debt	61,058	70,915
Total Stockholders' Equity	94,668	96,658
(a) Includes loans held for sale of $248,000 at December 31, 2009, and $915,000 at June 30, 2009.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,963	$ 7,195	$ 13,891	$ 14,305
Interest expense	2,508	3,157	5,177	6,519
Net interest income	4,455	4,038	8,714	7,786
Provision for loan losses	1,800	308	2,642	812
Net interest income after provision for loan losses	2,655	3,730	6,072	6,974
Non-interest income	648	603	1,281	1,212
Gain (loss) on sales/write-downs of securities and loans, net	29	(32)	59	(101)
Non-interest expense	4,330	4,028	8,642	7,743
(Loss) income before income tax expense	(998)	273	(1,230)	342
Income tax (benefit) expense	(328)	83	(398)	105
Net (loss) income	$ (670)	$ 190	$ (832)	$ 237

Basic (loss) earnings per share	$ (0.10)	$ 0.03	$ (0.13)	$ 0.03
Basic weighted average shares outstanding	6,515,262	6,804,992	6,558,873	6,929,432

Diluted (loss) earnings per share	$ (0.10)	$ 0.03	$ (0.13)	$ 0.03
Diluted weighted average shares outstanding	6,515,262	6,850,086	6,558,873	6,970,692

	At December 31,	At June 30,
	2009	2009
Selected Ratios:	(unaudited)

Non-performing loans to total loans	2.30%	1.01%
Non-performing assets to total assets	1.81%	0.93%
Allowance for loan losses to non-performing loans	66.04%	95.61%
Allowance for loan losses to total loans	1.52%	0.97%